EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into by and between Texas Petrochemicals, Inc., a Delaware corporation, and Texas Petrochemicals LP, a Texas limited partnership (collectively referred to as the “Company”), and Ruth I. Dreessen, the undersigned individual (“Dreessen”) to be effective as of July 1, 2006 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to employ Dreessen and assure itself of the continued availability of Dreessen’s services and of reasonable protections against use of its trade secrets and Dreessen competing against it;

WHEREAS, Dreessen will be given overall responsibilities for managing the financial and accounting affairs associated with the Company’s businesses; and

WHEREAS, in such capacity Dreessen will develop or have access to all of the business plans, methods and confidential information relating to the Company and its subsidiaries, including, but not limited to, its production and marketing strategies and methods, its customer development and business expansion objectives and projects, its pricing practices and its customer list and information regarding other business relationships.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company agrees to employ Dreessen, and Dreessen agrees to be employed by the Company, on the following terms and conditions:

1.           Employment.  Upon the Effective Date, the Company will employ Dreessen as Vice President and Chief Financial Officer.  Dreessen shall manage, direct and perform such duties as the Company’s Board of Directors from time to time may assign or delegate to her consistent with the Company’s By-laws and duties of officers with her title in similarly situated organizations.  Dreessen shall devote her best efforts and attention to these duties, and not engage or participate in activities in conflict with the best interests of the Company or perform services for any other person, business or entity; provided, however, Dreessen may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect her ability to carry out her duties hereunder.

As an inducement to the Company to enter into and continue this Agreement, Dreessen represents and warrants to the Company that she is free to accept employment and perform her duties hereunder and that she has no prior or other obligations or commitments of any kind to anyone that would in any way hinder or interfere with her acceptance of, or the full, uninhibited and faithful performance of such employment, or the exercise of her best efforts as the Vice President and Chief Financial Officer of the Company.

2.           Term.  Dreessen’s employment under this Agreement shall be for twenty-four (24) months (the “Initial Term”), thereafter renewable annually by Dreessen and the Company’s Board of Directors (the “Extension Term” and together with the Initial Term, the “Term”).  Notwithstanding the foregoing, upon a termination of this Agreement under Sections 4(d), (e) or (f), Dreessen’s employment shall terminate except that Dreessen will be paid her compensation in accordance with Section 4(d) below.

3.           Compensation and Benefits.  The Company and Dreessen shall accept as full consideration for her services rendered under this Agreement the following:

(a)           Base Salary.

(i)           During the Initial Term, Dreessen shall be paid a base salary (“Base Salary”) at the annual rate of not less than $375,000.00, payable in installments consistent with Company’s payroll practices.

(ii)           During the Initial Term, Dreessen shall also be eligible for a bonus of up to fifty percent (50%) (1x) of the current Base Salary (the “Initial Bonus”), based upon the achievement of proposed company-wide and individual performance milestones to be determined by the Company’s Compensation Committee and approved by the Board of Directors.

(iii)           The parties agree and acknowledge that, notwithstanding the foregoing, the Company’s Board of Directors has the right to review and adjust the annual base salary and bonus on an annual basis during the Initial Term.  During the second year of the Initial Term or any Extension Term, Dreessen shall be paid an annual base salary and bonus mutually agreeable to the parties, but in no event less that the Base Salary and the Initial Bonus.

(b)           Business Expenses.  Upon submission of itemized expense statements in the manner specified by the Company, Dreessen shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Dreessen in the performance of her duties under this Agreement.

(c)           Benefit Plans.  Dreessen shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions.  Dreessen shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement (other than stock option or stock incentive plans, which are governed by Section 3(b) above).  Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time.

(d)           Vacation.  Dreessen shall be entitled to five (5) weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Dreessen’s vacation does not interfere with the Company’s normal business operations.

(e)           Payment.  Payment of all compensation to Dreessen hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable taxes and any other required or authorized withholdings and deductions.

(f)           No Other Benefits.  Except with respect to any Stock Option Award Agreements and Restricted Stock Award Agreements between the Company and Dreessen and subject to Section 4, Dreessen understands and acknowledges that the compensation specified in Section 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans.

4.           Termination of Employment.

(a)           Termination for Disability of Dreessen.  The Company may terminate this Agreement without liability if Dreessen shall be permanently prevented from properly performing her essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity and is for a period of time which would entitle Dreessen to receive benefits under the long-term disability policy in effect at the time of such illness or other physical or mental incapacity.  Upon such termination, Dreessen shall be entitled to all accrued but unpaid Base Salary, accrued bonus (if any) and accrued vacation.

(b)           Termination for Death of Dreessen.  In the event of the death of Dreessen, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within fifteen (15) days the Company shall pay to Dreessen’s heirs or personal representatives Dreessen’s Base Salary and accrued vacation accrued to the date of death.

(c)           Termination for Cause.  Notwithstanding anything herein to the contrary, the Company may terminate Dreessen’s employment hereunder for cause for any one of the following reasons:  (i) conviction of a felony, or a misdemeanor where imprisonment is imposed; (ii) misconduct or negligence in the performance of duties; (iii) the commission of acts that are dishonest or demonstrably injurious to the Company (monetarily or otherwise); (iv) failure to observe Company policies or compliance with applicable laws; (v) failure to comply with all lawful and ethical directions and instructions of the Board of Directors; (vi) failure to perform her duties with the Company which results in a material adverse financial effect on the Company; (vii) breach of Dreessen’s representations and warranties in Section 1; or (viii) any conduct that prejudices the reputation of the Company in the fields of business in which it is engaged or with the investment community or the public at large.  Upon termination of Dreessen’s employment with the Company for cause, the Company shall be under no further obligation to Dreessen for salary or bonus, except to pay all accrued but unpaid base salary, accrued bonus (if any) and accrued vacation to the date of termination thereof.

(d)           Termination without Cause.  The Company may terminate Dreessen’s employment hereunder at any time without cause; provided, however, that Dreessen shall be entitled to: (i) accrued but unpaid base salary and accrued vacation, less deductions required by law; and (ii) continued payment of Dreessen’s Section 3(a)(i) base compensation and her Section 3(d) benefits for a period of not less than twelve (12) months.

(e)           Termination for Good Reason.  At Dreessen’s option, Dreessen may terminate her employment with the Company for Good Reason (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean any of the following:  (i) a material adverse change in the scope of Dreessen’s responsibilities or authority, excluding any such change in connection with Dreessen’s death or disability; (ii) a reduction in Dreessen’s total compensation (other than a reduction in bonus compensation due to targets not being achieved); (iii) a reduction in Dreessen’s eligibility for participation in the Company’s benefit plan but excluding such Company-wide reductions to any such plans that are effective for all similarly situated executives; (iv) relocation of the Company’s executive offices more than 150 miles from the current location, without Dreessen’s concurrence; (v) a reduction in Dreessen’s eligibility for participation in the Company’s Equity Plan as described in Section 3(b) above; or (vi) any material breach by the Company of this Agreement which remains uncorrected for ten (10) days following written notice of such breach by Dreessen to the Company.  Under such circumstances, Dreessen shall be entitled to the severance benefits set forth in Section 4(d).

(f)           Termination for Change of Control.  At Dreessen’s option, Dreessen may terminate her employment within 90 days following a “Change of Control” which occurs during the term of this Agreement.  For purposes of this Agreement, “Change of Control” shall mean any of the following: (i) Texas Petrochemicals, Inc., a Delaware corporation (“TPI”) is dissolved or is liquidated; (ii) TPI sells, leases or exchanges all or substantially all of its assets to any other person or entity; or (iii) any “person” (as that term is used in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more of the persons who hold, beneficially and of record, shares of voting stock of TPI on January 3, 2006 (the “Permitted Holders”), is or becomes a beneficial owner (as defined in Rule 13c-3 and 13c-5 under the Securities Exchange Act of 1934, as amended, except that a person will be deemed to be a “beneficial owner” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the then outstanding shares of Voting Stock of TPI, provided that the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the then outstanding shares of Voting Stock of TPI than such other person.  Under such circumstances, Dreessen shall be entitled to the severance benefits set forth in Section 4(d) and any benefits granted her in the Equity Plan.

(g)           No Duty to Mitigate.  Dreessen shall not be under any duty or obligation to seek or accept other employment following termination of this Agreement under Section 4(d), (e) or (f) and the amounts due Dreessen under Section 4(d) shall not be reduced or suspended if Employee accepts subsequent employment.

(h)           Cooperation.  After notice of termination, Dreessen shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Dreessen’s responsibilities and to ensure that the Company is aware of all matters being handled by Dreessen.

5.           Confidential Information.

(a)           Definition.  While employed with the Company, Dreessen will have access to and become acquainted with ideas, concepts, information and material that constitute trade secrets and/or proprietary and confidential information (hereinafter “Confidential Information”) of the Company and its subsidiaries.  Confidential Information includes, but is not limited to, information and knowledge pertaining to products and services offered, ideas, plans, manufacturing, marketing, pricing, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company or its subsidiaries and their respective affiliates, dealers, distributors, wholesalers, customers, clients, suppliers and other who have business dealings with the Company or any of its subsidiaries.

(b)           No Disclosure.  Confidential Information is the sole and exclusive property of the Company.  Dreessen acknowledges that such Confidential Information is a valuable and unique asset, and covenants that she will not, either during or after the term of this Agreement, directly or indirectly disclose any Confidential Information to any third party without the written permission of the Company’s Board of Directors, except as required by her employment with the Company, unless such information is in the public domain for reasons other that Dreessen’s conduct, or except as may be required by law (provided that Dreessen shall give the Company notice of any disclosure required by law so that the Company shall have a reasonable opportunity to attempt to preclude such disclosure).  Dreessen shall not use Confidential Information to either her own or the advantage of parties other than the Company.  Dreessen shall take all steps necessary to protect the confidentiality of all Confidential Information and to inform the Company immediately of any attempted or actual disclosure of Confidential Information to any third party.  Dreessen agrees that, upon request of the Company or termination of employment, whichever is first, she shall turn over to the Company all documents, memoranda, notes, plans, records or material in her possession or control that contain or are derived from Confidential Information.

(c)           No Competition.  Dreessen agrees that during and for twelve (12) months after her employment with the Company terminates for any reason, she will not, unless acting with the prior written consent of the Company’s Board of Directors, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, any business enterprise which (i) develops or manufactures products which are competitive with products developed or manufactured by the Company or any subsidiary of the Company; (ii) distributes, markets or otherwise sells products manufactured by others which are competitive with products distributed, marketed or sold by the Company or its subsidiaries; or (iii) provides services which are competitive with services provided by the Company or its subsidiaries, including, in each case, any products or services under development or which are subject of active planning by the Company or its subsidiaries, at any time during the term of this Agreement (a “Competing Venture”); provided that Dreessen may purchase or otherwise acquire up to (but not more than) ten percent (10%) of any class of the securities of any entity (but may not otherwise participate in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as

amended.  Dreessen acknowledges that the business of the Company or its subsidiaries, and Dreessen’s connections therewith, is or will be involved in activity throughout North American and Mexico, and that more limited geographical limitations on the non-compete and non-solicitation covenants set forth in Section 6 and 7 are therefore not appropriate.

6.           Solicitation of Company Customers/Diversion of Opportunities.

(a)           Dreessen agrees that during and for twelve (12) months after her employment with the Company terminates for any reason, she will not, as an individual, employee, consultant, agent, owner, partner, director or stockholder, directly or indirectly solicit, call on or accept any business from any Customer of the Company or its subsidiaries.  The term “Customer” means all persons, firms or corporations to whom the Company or its subsidiaries sold products at any time during the one year period immediately preceding when Dreessen’s employment with the Company ceased, notwithstanding that some or all of such persons, firms or corporations may have been induced to give business to the Company or its subsidiaries by Dreessen.

(b)           Dreessen shall not take any action at any time to divert from the Company or its subsidiaries any opportunity in the scope of any present or contemplated future business of the Company or its subsidiaries that arose while she was employed by the Company.

(c)           Dreessen agrees that the restrictions in this Section are reasonable and will not preclude her from becoming gainfully employed if her employment with the Company terminates.

7.           Solicitation and Employment of Company Employees.  Dreessen agrees that during and for twelve (12) months after her employment with the Company terminates for any reason, she will not directly or indirectly solicit, hire, employ or engage any employee or any former employee of the Company or its subsidiaries whose employment with the Company or its subsidiaries ceased less that one year before the date of such solicitation, enticement, hiring or engagement.

8.           Enforcement/Remedies.

(a)           The provisions in Sections 5 through 7 of this Agreement shall survive termination of Dreessen’s employment with the Company for any reason and/or termination of this Agreement, and shall continue to bind Dreessen by their respective terms.

(b)           Dreessen acknowledges and agrees: (i) that her services to the Company are unique, (ii) that the restrictions in Sections 5 through 7 of this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries, (iii) that any violation of any provision of these Sections will irreparably injure the Company and its subsidiaries, (iv) that in the event of such violation the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)           In the event any provision relating to the time period or scope of the non-solicitation restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, such time period or scope shall be deemed amended and reformed to the minimum degree necessary to be enforceable.

(d)           Dreessen agrees that, if she is found to have breached any provision in Sections 5 through 7 of this Agreement, then she shall be obligated to pay the attorney’s fees and expenses incurred by the Company to enforce its rights in connection with such breach.

9.           Exclusivity.  For any matter which, by the express provisions of this Agreement, is to be determined by the Compensation Committee of the Board of Directors unless and until the Compensation Committee of the Board of Directors issues its decision, such determination by the Compensation Committee of the Board of Directors shall be final and binding on the parties and may not be overturned unless such determination is found to be arbitrary and capricious or an abuse of discretion.

10.           Miscellaneous.

(a)           Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law principles.  Further, for any dispute related to this Agreement, Dreessen and Company irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the Southern District of Texas, Houston Division, or the State District Courts of Texas located in Harris County, Texas.  Dreessen and Company consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute.

(b)           Entire Agreement.  Except with respect to any Stock Option Award Agreements and Restricted Stock Award Agreements between the Company and Dreessen, this Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(c)           Amendment.  This Agreement may be amended only by a writing signed by Dreessen and by a duly authorized representative of the Company.

(d)           Assignability.  The Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part, including but not limited to Dreessen’s obligations under Sections 5 though 7 of this Agreement.

(e)           Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f)           Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Dreessen.

(g)           Rights Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(h)           Nonwaiver.  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Dreessen) or other person duly authorized by the Company.

(i)           Notices.  Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Dreessen’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(j)           Assistance in Litigation.  Dreessen shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

TEXAS PETROCHEMICALS, LP By: /s/ Charlie Shaver Name: Charlie Shaver Title: President & Chief Executive Officer	EXECUTIVE: /s/ Ruth I. Dreessen Ruth I. Dreessen

TEXAS PETROCHEMICALS, INC. By: /s/ Charlie Shaver Charlie Shaver President & Chief Executive Officer

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

BETWEEN

RUTH I. DREESSEN

AND

TEXAS PETROCHEMICALS LP AND TEXAS PETROCHEMICALS INC.

This Amendment No. 1 is effective as of July 1, 2008 by and between Texas Petrochemicals Inc., a Delaware corporation, and Texas Petrochemicals LP, a Texas limited partnership (collectively referred to as the “Company”), and Ruth I. Dreessen, the undersigned individual.

RECITALS

WHEREAS, the Company and Dreessen entered into that certain Employment Agreement effective as of July 1, 2006 (the “Employment Agreement”), whereby the Company agreed to employ Dreessen as Executive Vice President and Chief Financial Officer of the Company and Dreessen agreed to serve as the Executive Vice President and Chief Financial Officer;
WHEREAS, the Employment Agreement expired by its terms on July 1, 2008; and
WHEREAS, the Company and Dreessen mutually desire to extend and amend certain provisions of the Employment Agreement, as more specifically set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the Company and Dreessen hereby agree as follows:
A.	Modifications and Amendments to Employment Agreement

1.	Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

2.
Term.  Dreessen’s employment under this Agreement shall be for a term extending until June 30, 2010 (the “Initial Term”), thereafter renewable annually by mutual agreement of Dreessen and the Company’s Board of Directors (the “Extension Term” and together with the Initial Term, the “Term”).  Notwithstanding the foregoing, upon a termination of this Agreement under Sections 4(d), (e) or (f), Dreessen’s employment shall terminate except that Dreessen will be paid his compensation in

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accordance with Section 4(d) below.

2.	Section 3(a)(i) of the Employment Agreement is hereby modified and amended to reflect that, as of June 30, 2008, the Base Salary for Dreessen was $400,000.
3.	Section 3(a)(iii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
(iii)
The parties agree and acknowledge that, notwithstanding the foregoing, the Company’s Compensation Committee and/or Board of Directors has the right to review and adjust the annual base salary on an annual basis during the Term.  Commencing with the fiscal year commencing on July 1, 2008, Dreessen shall be paid an annual base salary and bonus mutually agreeable to the parties, but in no event less than the Base Salary and the Initial Bonus.

4.	A new Section 3(a)(iv) shall be added to the Employment Agreement and shall read as follows:
(iv)
The parties agree and acknowledge (a) that the Company and its Board of Directors are developing a new Long-Term Incentive Compensation Program for its senior executives and (b) that Dreessen shall be a participant in the Long-Term Incentive Compensation Program as determined by the Company and the Board of Directors.

B.	Ratification of the Employment Agreement

Except as modified and expressly amended by this Amendment and any other written supplement or amendment executed by the parties, the Employment Agreement is in all respects ratified and confirmed, and all of the terms, provisions, and conditions thereof shall be and remain in full force and effect.

C.	Entire Agreement

This Amendment, together with the Employment Agreement, constitute the entire agreement and understanding between the parties concerning the matters addressed by the Employment Agreement, and supersedes any and all previous agreements or understandings, whether written or oral, between the parties concerning the same.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.

D.	Interpretation

The section headings contained in this Amendment are solely for the purpose of references, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Amendment.

E.	Counterparts

This Amendment may be executed in two or more counterparts, all of which shall be deemed one and the same agreement and shall be deemed delivered by the parties when one or more counterparts have been signed by each of the parties.

F.	Definitions

Capitalized terms used herein, but not otherwise defined shall have the meanings given to such terms in either the Employment Agreement.

Except as modified herein, all other terms and conditions of the Employment Agreement remain unchanged.

TEXAS PETROCHEMICALS LP By: /s/ Kevin Flannery Kevin Flannery Chairman, Compensation Committee of the Board of Directors	EXECUTIVE: /s/ Ruth I. Dreessen Ruth I. Dreessen

TEXAS PETROCHEMICALS INC. By: /s/ Kevin Flannery Kevin Flannery Chairman, Compensation Committee of the Board of Directors

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